Exhibit 10.7
January 27, 2021
Robert J. McMullan
Dear Robert (Bob),
Congratulations! We are pleased to confirm that you have been selected to work for Silvaco and we are delighted to make you the following job offer. The position that we are offering is that of Chief Financial Officer (CFO) and you will report directly to Babak Taheri, CEO. The terms and conditions of your employment are as follows:
Base Salary     $250,000.00 annually ($10,416.60 / semi-monthly)
Bonus option    The Corporate Bonus pool is a profit pool that is awarded based upon key corporate goals as well as your annual milestones. The company estimates that you will receive 50% of your annual salary when both corporate goals and your annual goals are met. The bonus is discretionary and not guaranteed in any way.
Bonus Milestones
•Corporate Goal: Company has more than $2M of GAAP Net Income for the year 2022. If the company is not profitable, the bonuses are not paid, otherwise scaled if the GAAP Net Income is less than $2M.
•Personal Goals:
o    Completion of 2020 audit by end of January 2022 (5%)
o    Completion of 2021 audit by end of May 2022 (20%)
o    Completion of an initial public offering of Silvaco Group by end of Q3 2022 (20%)
o    Audit Readiness for 2019 if three years of audits are required by investors, and if not a runway plan for post IPO (5%).
Sign on Bonus:
5000 RSUs - time vested on your 6-month anniversary of your continued employment through such period.
5000 RSUs - time vested on your 9-month anniversary of your continued employment through such period

2811 MISSION COLLEGE BLVD., 6TH FLOOR SANTA CLARA, CA 95054 408-567-1000 WWW.SILVACO.COM

RSUs / Stock Incentive Plan Silvaco offers a stock incentive plan and intends to periodically issue Restricted Stock Units (RSU’s) to employees as incentive and reward for performance pursuant to terms of its stock incentive plan. Subject to the approval of Silvaco’s Board of Directors, you will be granted 90,000 RSUs. Such RSUs shall be subject to the restrictions set forth in the grant documentation including that the RSUs shall be subject to time-based vesting at a rate of 25% per year over a four year period which shall vest 25% following completion of the first year and the remainder quarterly over the remaining three years. The amount of RSU’s awarded and terms thereof will be subject to the approval of Silvaco’s board of directors. Subject to approval of the board, the RSUs shall including double-trigger acceleration of such vesting following up a change of control after the completion of a public offering or de-SPAC transaction.
Severance Benefits:
Your employment with the Company is at-will and may be terminated by you or by the Company at any time for any legal reason. This “at will” condition of employment cannot be modified except for in writing executed by both you and the Company However, in the event that your employment is terminated by the Company without “Cause” as defined below (note the determination as to whether you are being terminated for Cause will be made in good faith by the Silvaco board of directors), you shall be entitled to receive the “Severance Benefits”.
“Cause” shall mean termination of your employment as a result of (i) your material personal dishonesty, willful misconduct that results in harm to the Company while employed at the Company, (ii) failure to notify the company of events (past or future_ that may case you or the Company in a negative light (including but not limited to SEC or IRS violations) (iii) breach of a fiduciary duty, (iv) intentional failure to perform stated duties, willful or reckless violation of any law, rule, or regulation (other than traffic violations or similar offenses), (v) material violation of any Company policy or breach of any written agreement with the Company (if not cured within 30 days following notice from the Company of such breach), or (vi) any willful failure to cooperate with an investigation authorized by the Company or initiated by a governmental or regulatory authority related to the Company or its business.
“Severance Benefits” shall mean all the following. (i) Company shall pay to Executive a cash payment equal to twelve (12) months of Executive’s Base Salary and pro-rated amount of annual bonus at target level at the rate in effect immediately prior to Executive’s date of termination payable in a lump sum within 60 days of the termination date, subject to withholdings and deductions; (ii) the Company shall offer COBRA coverage as required under applicable laws. Your right to receive your severance payment is expressly conditioned upon receipt by the Company, within forty-five (45) days following such qualifying termination date, of a written release executed by you, in form and substance provided by and satisfactory to the Company, of any and all claims or causes of action of any nature relating directly or indirectly to your employment or termination of employment, and the absence of any revocation thereof within the

2811 MISSION COLLEGE BLVD., 6TH FLOOR SANTA CLARA, CA 95054 408-567-1000 WWW.SILVACO.COM

seven (7) days following the date of your execution of such written release. While this letter is not a guarantee of employment for a definite amount of time, it is a contract between you and the Company, and may not be modified or amended except in writing signed by you and the CEO of the Company.
Location    New Jersey/New York and Santa Clara, California as needed
Position Description and Responsibilities
The CFO position is accountable for the administrative, financials, business processes, and risk management of company financials. The CFO will ensure that reported results comply with Generally Accepted Accounting Principles (GAAP - 606), and Audit (PCAOB). The CFO collaborates cross-functionally, providing financial and accounting expertise to help functional leaders in decision-making and regularly interfaces with the Board of Directors. The role is both strategic and operational and would like you to view the role as an active participant driving the business goals of the company.
Chief Financial Officer responsibilities include:
•Manage all Silvaco financial and accounting for operational integrity.
•Identify, recruit, motivate, coach, and develop the finance team.
•Work with the CEO, Marketing, and IR/PR team on roadshow collaterals for investors and bankers.
•Get 2020 and 2021 revenue recognition ready based on ASC 606.
•Complete 2020 financial audits to pass based on PCAOB.
•Provide systems and supports for a successful IPO through SPAC or IPO by Q3 2022.
•Provide expert counsel to the CEO and Board of Directors of Financial Matters.
•Assist in formulating the company’s future M&A financials.
•Develop appropriate KPI’s, reporting tools and dashboards for Revenue, AP, AR, Expenses.
•Responsible for Revenue, Expense, and Cash flow Forecasting.
•Participate in M&A opportunities, due diligence, execution, and post-acquisition integration.
•Establish internal controls, policies, procedures, and financial governance.
•Extensive experience with producing GAAP related financial statements and a sound understanding of the accounting principles that tie directly to the business operations.
•Ensures that the company maximizes cash flow through optimized operating performance worldwide.
•Drive continuous improvement in all processes.
•Able to develop and nurture effective relationships at all levels of the organizations.
•Oversee cash management and short-term investments.
•Supervise bank reconciliation worldwide.
•Summarize pertinent financial data related to revenue, collections, write-offs, and other financial elements for periodic presentation to the CEO and Board of Directors.
•Consistently support management team to achieve budget, revenue, and EBITDA goals.
•Protect company proprietary and confidential information.

2811 MISSION COLLEGE BLVD., 6TH FLOOR SANTA CLARA, CA 95054 408-567-1000 WWW.SILVACO.COM

•Interact with and bring departments and subsidiaries into line with CEO‘s plans, initiatives, and recommendations.
•Provide Quarterly P/L, Balance Sheet and Cash Flow statements.
•Develop and maintain sophisticated analytical models to forecast of cash, revenue, AP and AR.
In addition to salary, bonuses, and stock, Silvaco provides its employees with health benefits, vision benefits, dental benefits, flexible time off, 401(k)-retirement savings plan with a 1.5% company match and other benefits which will be described in more detail in the Silvaco, Inc. employee handbook and during orientation.
In addition, Silvaco will be providing health benefits, vision benefits, and dental benefits for your son who has special needs. This is part of your compensation.
This letter is not a contract or guarantee of employment for a definite amount of time.
We are excited to have you become a part of the Silvaco team and for you to bring your considerable expertise to this position. We would like for you to start work on Friday, Feb 4th, 2022. Human Resources will arrange your first day orientation via zoom.
If you have any questions, please let me know
To confirm your intention to join Silvaco, Inc., please sign and return this original no later than Saturday Jan 29th, 2022
Sincerely,

/s/ Babak Taheri

Babak Taheri, Ph.D.
Chief Executive Officer
I hereby accept the Chief Financial Officer position.

/s/ Robert McMullan	1/28/22
Robert McMullan	Date

2811 MISSION COLLEGE BLVD., 6TH FLOOR SANTA CLARA, CA 95054 408-567-1000 WWW.SILVACO.COM

November 16, 2022
Robert McMullan

Dear Robert (Bob):
This letter amends the offer letter previously provided to you by Silvaco (the “Company”), signed January 28, 2022, as amended (the “Offer Letter”).
The following amendment corrects the corporate goal as stated in the original offer letter signed January 28, 2022.
•Corporate Goal: Company has more than $2M of non-GAAP net income for the year 2022. If the company is not profitable, the bonuses are not paid, otherwise scaled if the non-GAAP net income is less than $2M.
All other elements of the original signed offer letter shall remain in place.
If you have any questions, please contact Human Resources at

Sincerely,

/s/ Carrie Allegretti

Carrie Allegretti
VP of Global Human Resources
I have read and understood the corrected corporate goal provided in my original offer of employment, and I accept the above amendment dated November 16, 2022. I understand that my employment with Silvaco remains at will, meaning that either the company or I may terminate this employment relationship at any time with or without cause or notice.

/s/ Robert McMullan	11/21/2022
Robert (Bob) McMullan	Date
4701 Patrick Henry Drive, Building 23 | Santa Clara, California | 408.567.1000